Exhibit 10.10.3

JACK IN THE BOX INC.
FY 2017 PERFORMANCE INCENTIVE PROGRAM
GENERAL
The Jack in the Box Inc. FY 2017 Performance Incentive Program (the “Program”) is established pursuant to the Jack in the Box Inc. Performance Incentive Plan (the “Plan”). Each Award under the Program will be governed by the terms of the Program and the Plan; provided however, that in the event of any conflict between the terms of the Program and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in the Program but defined in the Plan will have the same definitions as in the Plan.
The “Committee” for all purposes of the Program shall be the Compensation Committee of the Board.
The “162(m) Deadline” for all purposes of the Program shall mean, with respect to an individual Participant, the earlier of (i) the date 90 days after the commencement of the Performance Period (as defined below) for such Participant, and (ii) the date on which 25% of such Performance Period has elapsed, and in any event at a time when the achievement of the Performance Goals (as defined below) applicable to such Participant remain substantially uncertain.
The initial Participants, Award Opportunities, Performance Goals and Methodology for the Program (as defined herein) shall be approved by the Committee in writing on or around November 2016 and in any case for Participants in the Program for the full 2017 fiscal year of the Company, by the earlier of (i) December 31, 2016 and (ii) the time when the achievement of the applicable Performance Goals remains substantially uncertain (such date of approval, the “Approval Date”) and set forth in the Appendices to this Program, which shall become part of, and incorporated into, this Program. Such Appendix shall be updated as appropriate during the Company’s 2017 fiscal year pursuant to the terms of the Program (for example, to add individuals who become Participants after the Approval Date). Upon or shortly after designation as a Participant, each Participant shall receive a copy of this Program and the applicable exhibit(s).

PERFORMANCE PERIOD
For purposes of the Program, the “Performance Period” means the Company’s 2017 fiscal year.
Notwithstanding the foregoing, with respect to any individual who is designated as a Participant in the Program after the Approval Date, the term “Performance Period” will mean the period over which performance is measured under the Program for such Participant.

ELIGIBILITY
Participation
In order to qualify as a “Participant” in the Program, an individual must meet the following requirements:

(i)	Must be an employee of the Company or an Affiliate;

(ii)
Must be designated in writing by the Committee as eligible to participate in the Program, either individually or as a member of a class of employees who has been so designated, no later than the 162(m) Deadline, provided that if such Participant is not a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”), such designation may occur at such later date as determined by the Committee; and

(iii)	Must not be eligible to participate in any other annual performance incentive plan or program offered by the Company or an Affiliate.
Award Payments
In order to be eligible to receive payment of an Award under the Program, a Participant must meet the following requirements:

(i)
Must have been employed by the Company or an Affiliate for six (6) or more consecutive full accounting periods during the Performance Period, or any such lesser number of full accounting periods as may be specified by the Committee;

(ii)
Must have been classified by the Company or an Affiliate as a corporate officer or any such other class of employees specifically designated by the Committee for at least one (1) full accounting period during the Performance Period; and

(iii)
Must be performing at a satisfactory level or higher as of the date Awards are paid under the Program (or if applicable under Section 3(c), as of the date of the Participant’s termination of employment), as determined by the Committee or the Participant’s supervisor.

Termination of Employment
(i)    Death, Disability or Retirement
In the event of a Participant’s termination of employment with the Company or an Affiliate prior to the date Awards are paid under the Program due to the Participant’s death, Disability or Retirement, the Participant will be eligible to receive payment of his or her Award under the Program with the amount of such Award determined in accordance with Section 6, provided that (A) the Participant otherwise meets the requirements of Section 3(b), and (B) the Performance Goals with respect to such Award have been attained. Any such Award will be paid at the same time as all other Awards are paid under the Program.
For purposes of the Program, (1) “Disability” means a physical or mental condition that results in a total and permanent disability to such extent that the Participant is eligible for disability benefits under the federal Social Security Act, and (2) “Retirement” means the Participant’s termination of employment with the Company or an Affiliate at age 55 or older with 10 or more full years of continuous service with the Company or an Affiliate.
(ii)    Other Termination of Employment
In the event of a Participant’s termination of employment with the Company or an Affiliate during the Performance Period due to any reason other than the Participant’s death, Disability or Retirement, the Participant will not be eligible to receive payment of his or her Award under the Program.
In the event of a Participant’s termination of employment with the Company or an Affiliate after the end of the Performance Period, but prior to the date Awards are paid under the Program, due to any reason other than the Participant’s death, Disability or Retirement, the Committee will determine, in its sole and absolute discretion, whether the Participant will be eligible to receive payment of his or her Award under the Program and the amount of any such Award; provided however, that no such Award may be paid unless (A) the Participant otherwise meets the requirements of Section 3(b), and (B) the Performance Goals with respect to such Award have been attained. Any such Award will be paid at the same time as all other Awards are paid under the Program.
THRESHOLD, TARGET AND MAXIMUM AWARDS
Provided that a Participant meets all of the eligibility requirements and other terms of the Program, (a) the Participant’s target award opportunity (“Target Award”) represents the amount payable to the Participant if the Performance Goals for the Performance Period are attained at the target level, and (b) the Participant’s threshold and maximum award opportunity (respectively, “Threshold Award” and “Maximum Award”) and the payout percentage award opportunities between such threshold and maximum levels (collectively, the “Award Opportunities”), represent the respective amounts payable to the Participant if the Performance Goals for the Performance Period are attained at the applicable corresponding performance level, and prorated between performance levels, subject to no payment exceeding the “Maximum Award” in any event.
The Committee will designate in writing the Award Opportunities for each Participant’s position level, expressed as a percentage of the Base Salary of such Participant, which designation shall occur on the Approval Date, or, with respect to an individual who becomes a Participant following the Approval Date, on the date of becoming a Participant or as soon as practicable thereafter, but in any event no later than the 162(m) Deadline, provided that if such Participant is not a Covered Employee, such designation may occur at such later date as determined by the Committee.
For purposes of the Program, “Base Salary” means the Participant’s annual base salary as of the Approval Date (including any increases in Base Salary approved on the Approval Date) or, (i) if such individual becomes a Participant after the Approval Date, the annual base salary at time the individual becomes a Participant, or (ii) if such individual is a Participant and receives a change in annual base salary due to a promotion or demotion, then the Participant’s respective salaries for the applicable time period (using the Corporation’s accounting periods) will be used on a pro rata basis. In each case, the Base Salary used excludes any bonuses, commissions, salary advances, allowances or reimbursements, perquisites, fringe benefits or any other compensation that is not part of a Participant’s base salary. Base Salary will be determined before any deductions for taxes or benefits and deferrals of compensation pursuant to any plan sponsored by the Company or an Affiliate.
PERFORMANCE GOALS
With respect to individuals designated as Participants, the Committee will designate in writing (i) the Performance Goals for each Participant’s Award and (ii) the methodology by which the amount of each Participant’s actual Award will be determined based on the extent to which the applicable Performance Goals are attained (the “Methodology”) and such designation shall occur on the Approval Date, or with respect to an individual who becomes a Participant following the Approval Date, on the date of becoming a Participant or as soon as practicable thereafter, but in any event no later than the 162(m) Deadline, provided that if such Participant is not a Covered Employee, such designation may occur at such later date as determined by the Committee.
The Committee will make appropriate adjustments in the method of calculating the attainment of the Performance Goals for the Performance Period for any of the following circumstances should they occur: (1) to exclude restructuring and/or other non-recurring charges such as transaction costs associated with acquisitions or joint ventures; (2) to exclude the effects of changes to generally accepted accounting principles; (3) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; (4) to exclude the effects of gains or losses on the sale of company-operated restaurants; (5) to exclude the effects of discontinued operations; (6) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change; (7) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (8) to the extent an Award is not intended to qualify as “performance-based compensation” under Section 162(m), to make other appropriate adjustments selected by the Committee. Notwithstanding the foregoing, with respect to an Award that is intended to qualify as “performance-based compensation” under Section 162(m), the Committee has the discretion not to make any of the adjustments described above, if such discretion results in a reduction of the amount of any such Award that would otherwise be due upon attainment of the Performance Goals, as adjusted pursuant to (1) through (7) above, as applicable, for the Performance Period.
ACTUAL AWARDS
Participation for Full FY 2017 at Same Position Level
If an individual is a Participant in the Program for the Company’s full fiscal year 2017 (the “Full FY 2017”) at the same position level, then the amount of the Participant’s actual Award will be determined by the Committee in accordance with the applicable Methodology and will be based on (i) the applicable Award Percentages for the Participant’s position level and (ii) the extent to which the applicable Performance Goals were attained.
For example, assume that a Participant is at the same position level for the Full FY 2017 (and that the Target Award for such position level is 50% of Base Salary), and that the Performance Goals are attained at the target level. In this case, the Participant’s actual Award would be the amount equal to 50% of the Participant’s Base Salary.

Participation for Full FY 2017 at Different Position Levels
If an individual is a Participant in the Program for the Full FY 2017 and changes positions during the year (e.g., due to a promotion or demotion or from one segment of the Corporation to another segment with different performance goals (e.g., Brand Services, Jack in the Box brand or Qdoba brand), then the amount of the Participant’s actual Award will be determined by the Committee in accordance with the applicable Methodology and will be based on (i) the Award Percentages applicable for each of the Participant’s position levels for the applicable period of time (using the Corporation’s accounting periods), (ii) the Performance Goals applicable to the Participant’s segment for the applicable period of time (using the Corporation’s accounting periods), and (iii) the extent to which the applicable Performance Goals were attained.

For example, assume that a Participant is at one position level for 6 Periods of the Full FY 2017 (and that the Target Award for such position level is 50% of Base Salary) and is at a different position level for the other 7 Periods of the Full FY 2017 (and that the Target Award for such position level is 70% of Base Salary), and that the Performance Goals are attained at the target level. In this case, the Participant’s actual Award would be the amount equal to approximately 61% of the Participant’s Base Salary (6/13 x 50% + 7/13 x 70%).

Participation for Less than Full FY 2017 at Same Position Level
If an individual is a Participant in the Program for less than the Full FY 2017 at the same position level, then the amount of the Participant’s actual Award will be equal to an amount determined by the Committee in accordance with Section 6(a), but will be prorated by multiplying such amount by a fraction, the numerator of which is the number of full accounting periods during the Full FY 2017 that the individual is a Participant, and the denominator of which is 13.
Participation for Less than Full FY 2017 at Different Position Levels
If an individual is a Participant in the Program for less than the Full FY 2017 at different position levels (e.g., due to a promotion or demotion), then the amount of the Participant’s actual Award will be equal to an amount determined by the Committee in accordance with Section 6(b), but will be prorated by multiplying such amount by a fraction, the numerator of which is the number of full accounting periods during the Full FY 2017 that the individual is a Participant, and the denominator of which is 13.
Discretion to Reduce Award Payments
Notwithstanding anything in the Program to the contrary, the Committee may exercise its discretion to reduce the amount of any Award that would otherwise be due upon attainment of the Performance Goals on the basis of any factors as the Committee, in its sole discretion, may determine.

Appendix 1 – FY 17 Performance Incentive Program Participants

Name	Level
Leonard A. Comma	Chairman & CEO
Frances L. Allen	Brand President/EVP
Mark H. Blankenship	EVP
Carol A. DiRaimo	VP - Officer
Keith M. Guilbault	Brand President/EVP
Jerry P. Rebel	EVP
Phillip H. Rudolph	EVP
Iwona B. Alter	VP - Officer
Vanessa C. Fox	VP - Officer
Dean C. Gordon	VP - Officer
Paul D. Melancon	SVP
Raymond Pepper	VP - Officer